Exhibit 99.4

SHAREHOLDER UNDERTAKING

This VCLT Shareholder Undertaking (“Agreement”) is entered into as of November 24, 2005, by and among VocalTec Communications Ltd., an Israeli company (“VCLT”), and the undersigned shareholder of VocalTec (“VCLT Shareholder”).

RECITALS

A.                                    VCLT Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of certain ordinary shares, NIS 0.01 par value  (the “VCLT Ordinary Shares”), of VCLT.

B.                                    Tdsoft, shareholders of Tdsoft and VCLT have entered on October 27, 2005 into a Share Sale and Purchase Agreement for the purchase of all of the share capital of Tdsoft by VCLT (the “Acquisition”) in consideration for the issuance to the shareholders of Tdsoft of shares of VCLT constituting 75% of the share capital of VCLT immediately following such issuance, all in accordance with and subject to the terms therein (the “Acquisition Agreement”). Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Acquisition Agreement.

C.                                    VCLT Shareholder is entering into this Agreement in connection with the shareholder approval required for VCLT to enter into and consummate the Acquisition.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                            CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)                                  “Expiration Date” shall mean the earlier of: (i) the date on which the Acquisition Agreement is validly terminated; (ii) the date on which VCLT and the VCLT Shareholder agree to terminate this Agreement, (iii) the date upon which the Acquisition becomes effective, or (iv) December 31, 2005.

(b)                                  VCLT Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if VCLT Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c)                                  “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Expiration Date.

(d)                                  “Subject Securities” shall mean: (i) all securities of VCLT  (including all VCLT Ordinary Shares and all options, warrants and other rights to acquire VCLT Ordinary Shares) Owned by VCLT Shareholder as of the date of this Agreement; and (ii) all additional securities of VCLT (including all additional VCLT Ordinary Shares and all additional options, warrants and other rights to acquire VCLT Ordinary Shares) of which VCLT Shareholder acquires the Ownership during the Specified Period.

(e)                                  A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, charges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person; (ii) enters into an agreement or commitment for the sale of, pledge of, charge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person; or (iii) reduces such Person’s beneficial ownership of or interest in, such security, except in all cases (x) Transfers deemed to be a Permitted Transfer (as defined in Section 2.3 of this Agreement) or (y) Transfers to an entity that is deemed to be an “affiliate” (as such term is defined under the Exchange Act) of such Person, provided that as a precondition to such Transfer, such affiliate agrees in a writing, reasonably satisfactory in form and substance to the parties hereto, to be bound by all of the terms of this Agreement and executed a proxy in the form of the Proxy attached hereto as Exhibit A.

SECTION 2.                            TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1                                         Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Specified Period, VCLT Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Agreement will be deemed to restrict the ability of VCLT Shareholder to exercise any VCLT options held by VCLT Shareholder during the Specified Period or to transfer any Subject Securities to another shareholder of VCLT who has executed an agreement identical to this Agreement.

2.2                                         Restriction on Transfer of Voting Rights.  During the Specified Period, VCLT Shareholder shall ensure that:  (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities that is inconsistent with this Agreement.

2.3                                         Permitted Transfers.  Nothing in this Agreement shall prohibit a Transfer of Subject Securities by VCLT Shareholder, if VCLT Shareholder is an individual: (a) to any member of VCLT Shareholder’s immediate family; or to a trust for the benefit of VCLT Shareholder or any member of VCLT Shareholder’s immediate family, or (b) upon the death of VCLT Shareholder; provided, however, that a Transfer referred to in this section shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the parties hereto, to be bound by all of the terms of this Agreement and executed a proxy in the form of the Proxy attached hereto as Exhibit A. Nothing in this Agreement shall prohibit a Transfer of Subject Securities by VCLT Shareholder, if VCLT Shareholder is other than an individual, to any affiliate (as such term is defined under the Exchange Act) of such VCLT Shareholder, provided that such affiliate agrees in a writing, reasonably satisfactory in form and substance to the parties hereto, to be bound by all of the terms of this Agreement and executed a proxy in the form of the Proxy attached hereto as Exhibit A.

SECTION 3.                                      VOTING OF SHARES

3.1                                         Voting.  VCLT Shareholder, on the date hereof, has executed and delivered to VCLT a proxy in the form attached hereto as Exhibit A (the “Proxy”).

3.2                                         Further Assurances. During the Specified Period, VCLT Shareholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of VCLT Shareholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict VCLT Shareholder from acting in good faith in VCLT Shareholder’s capacity as a director or officer of VCLT, and no action taken by the VCLT Shareholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement (it being understood that: (i) this Agreement shall apply to VCLT Shareholder solely in VCLT Shareholder’s capacity as a shareholder of VCLT; and (ii) except as otherwise prohibited by this Agreement or the Proxy, VCLT Shareholder may vote in VCLT Shareholder’s sole discretion on any matter other than those matters contemplated by the Proxy).

3.3                                         Expiration.                                     This Agreement shall expire on the Expiration Date.

SECTION 4.                                      REPRESENTATIONS AND WARRANTIES OF VCLT SHAREHOLDER

VCLT Shareholder hereby represents and warrants to VCLT as follows:

4.1                                         Authorization, etc.  VCLT Shareholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Agreement and to perform VCLT Shareholder’s obligations hereunder.  This Agreement has been duly executed and delivered by VCLT Shareholder and constitute the legal, valid and binding obligations of VCLT Shareholder, enforceable against VCLT Shareholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors or other similar laws affecting the enforceability of creditors’ rights in general; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), concepts of materiality, reasonableness, good faith and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies.

4.2                                         Title to Securities.  As of the date of this Agreement:  (a) to the actual knowledge of VCLT Shareholder, VCLT Shareholder holds of record (free and clear of any Lien, except for: (i) applicable restrictions on transfer under applicable securities laws and community property laws; and (ii) the restrictions on transfer set forth in Section 2) the number of outstanding VCLT Ordinary Shares set forth under the heading “Shares Held of Record” on the signature page hereof; and (b) VCLT Shareholder does not directly or indirectly Own any share capital or other securities of VCLT, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any share capital or other securities of VCLT, other than the VCLT Ordinary Shares set forth on the signature page hereof.

4.3                                Accuracy of Representations.  The representations and warranties of VCLT Shareholder contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date (other than (i) any increase in the amount of Subject Securities Owned by the VCLT Shareholder that occurs during the Specific Period and (ii) changes in the amount of Subject Securities Owned by the VCLT Shareholder (x) resulting from any Transfer permitted under Section 2.3 or (y) as contemplated by an injunction or court order as a result of a third party actions).

SECTION 5.                            REPRESENTATIONS AND WARRANTIES OF VCLT

VCLT hereby represents and warrants to VCLT Shareholder, as follows:

5.1                                         Authorization, etc.  It has the absolute and unrestricted power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by it and constitute the legal, valid and binding obligations thereof, enforceable against it in accordance with the terms hereof, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors or other similar laws affecting the enforceability of creditors’ rights in general; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), concepts of materiality, reasonableness, good faith and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies.

5.2                                         No Conflicts or Consents.  The execution and delivery of this Agreement by it do not, and the performance of this Agreement by it will not conflict with or violate any law, rule, regulation, license or order of any Governmental Authority applicable to it or by which it is or may be bound or affected.

5.3                                         Accuracy of Representations.  The representations and warranties thereof contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 6.                                      MISCELLANEOUS

6.1                                         VCLT Shareholder Information.  VCLT Shareholder permits VCLT to publish and disclose in the proxy statement referred to in Section 7.9.2 of the Acquisition Agreement, and VCLT permits VCLT Shareholder to disclose and file in any Schedule 13G or 13D (or amendment thereof filed by VCLT Shareholder) and otherwise as required by any applicable legal requirement, this Agreement, the transactions contemplated by this Agreement (including the Exhibits hereto), the Acquisition Agreement and the beneficial ownership of VCLT Shareholder in VCLT.

6.2                                         Further Assurances.  From time to time during the Specified Period and without additional consideration, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional consents and other instruments, and shall take such further actions, as each may reasonably request for the purpose of carrying out the intent of this Agreement.

6.3                                         Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

6.4                                         Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon confirmation of receipt (e.g., return receipt requested); (c) if sent by facsimile transmission before 5:00 p.m. in Israel, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in Israel and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to VCLT Shareholder:

at the address set forth on the signature page hereof;

if to VCLT:

VocalTec Communications Ltd.

2 Maskit Street

Herzliya 46733, Israel

Attention: Chief Financial Officer
Telecopy: +972-9-951-5307

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva & Leshem Brandwein

16 Abba Hillel Silver Road

Ramat Gan 52506, Israel

Attention: Dan Shamgar

Facsimile: +972-3-610-3111

6.5                                         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.6                                         Entire Agreement.  This Agreement and the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

6.7                                         Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

6.8                                         Assignment; Binding Effect; No Third Party Rights.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by VCLT Shareholder to either party except pursuant to a Transfer permitted under Section 2.3, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of each party and their respective heirs, estate, executors and personal representatives and successors and assigns.  Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement, express or implied, is intended to or shall confer on any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.9                                         Non-Exclusivity.  The rights and remedies of the parties under this Agreement are not exclusive of or limited by any other rights or remedies which such party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

6.10                                  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A. regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or the Proxy or any of the transactions or agreements contemplated by this Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the competent court in the State of New York; (b) agrees that such court in the State of New York shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in such court in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.5.

6.11                                  Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.12                                  Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.13                                  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement or the Proxy or the other agreements contemplated herein, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement or the Proxy or the other agreements contemplated herein, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim available to such party that such party had, has or may have as a result of the execution of and transactions contemplated by this Agreement or the Proxy or the other agreements contemplated herein, or any power, right, privilege or remedy of such party under this Agreement or the Proxy, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.14                                  Independence of Obligations. The covenants and obligations of the parties set forth in this Agreement shall be construed as independent of any other contract, agreement, understanding or arrangement between or among each or any of such parties. The existence of any claim or cause of action by one party against any other party or parties shall not constitute a defense to the enforcement of any covenants set forth in this Agreement.  Nothing in this Agreement shall limit any of the rights or remedies of any party under the Acquisition Agreement, or any of the rights, remedies or obligations of any party hereto under any agreement between or among each or any of the parties hereto.

6.15                                  Survival. The representations and warranties of the parties hereto contained in this Agreement shall terminate upon termination of this Agreement; provided, however, that the covenants and agreements contained in this Section 6 shall survive the termination of this Agreement for a period equivalent to the latest applicable statute of limitations of any relevant jurisdiction.

6.16                                  Construction.

(a)                                            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                            The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                            Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, VCLT and VCLT Shareholder have caused this Agreement to be executed as of the date first written above.

VOCALTEC COMMUNICATIONS LTD.

BY:
NAME:
TITLE:

DEUTSCHE TELEKOM AG

BY: /s/ Kevin Copp
Name:	Kevin Copp
Title:	Senior Executive Vice President
Mergers & Acquisitions
Address:	Friedrich-Ebert-Allee 140
53 113 Bonn
Germany

Facsimile:	+49 228 181 85111

BY: /s/ Dr. Joachim Peckert
Name:	Dr. Joachim Peckert
Title:	Executive Vice President
Shareholdings, Partnerships
Address:	Friedrich-Ebert-Allee 140
53 113 Bonn
Germany

Facsimile:	+49 228 181 83699

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
2,300,000

Signature Page to Shareholder Undertaking

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned shareholder (the “VCLT Shareholder”) of VOCALTEC Communications Ltd., an Israeli company (“VCLT”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Ilan Rosen, Yosi Albagli and Barry Levenfeld, and each of them, the attorneys and proxies of the VCLT Shareholder, with full power of substitution, to the extent of the VCLT Shareholder’s rights as specifically set forth in this proxy with respect to the outstanding share capital of VCLT owned of record by the VCLT Shareholder as of the date of this proxy, which shares are specified on the final page of this proxy (the share capital of VCLT referred to in the immediately preceding sentence is referred to as the “Shares”).  Upon the execution of this proxy, all prior proxies given by the VCLT Shareholder regarding the matters that are the subject hereof with respect to any of the Shares are hereby revoked, and the VCLT Shareholder agrees that no subsequent proxies that are inconsistent with this proxy will be given with respect to any of the Shares until termination of this proxy.

This proxy is irrevocable and is granted in connection with the VCLT Shareholder Undertaking, dated as of the date hereof, among VCLT and the VCLT Shareholder (the “VCLT Shareholder Undertaking”).

This proxy will be valid through the date of the shareholders’ meeting held for the purpose of submitting the Acquisition and related transactions to VCLT shareholders for approval and any postponement or adjournment of such meeting (“Shareholders’ Meeting”), provided, however, that it shall not be valid beyond the Expiration Date (as defined in the VCLT Shareholder Undertaking).

At the Shareholders Meeting, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote on the matters specifically set forth below any Shares owned by the VCLT Shareholder in favor of the following:

Proxy

(A)                                        (i)                                     Adoption, approval and authorization in all respects of the Share Sale and Purchase Agreement dated as of October27, 2005 by and among VCLT, Tdsoft Ltd., a privately held Israeli company (“Tdsoft”), and shareholders of Tdsoft (the “Acquisition Agreement”), and all of the transactions contemplated thereby, including without limitation, the purchase by VCLT all of the issued and outstanding share capital of Tdsoft and the issuance to the shareholders of Tdsoft of ordinary shares of VCLT in an aggregate amount constituting 75% of the issued and outstanding share capital of VCLT immediately following such issuance; and to approve and authorize the issuance by VCLT to the Tdsoft shareholders of such new VCLT ordinary shares pursuant to the terms of the Acquisition Agreement;

(ii)                                  subject to consummation of the transactions contemplated by the Acquisition Agreement, to amend Article 4 of the Articles of Association of VCLT so as to effect an increase in the authorized share capital of VCLT by NIS 1,000,000 from NIS 500,000 to NIS 1,500,000, such that following such increase, the authorized share capital of VCLT shall be NIS 1,500,000 and shall be comprised of 150,000,000 ordinary shares, par value NIS 0.01 per share; and to effect such other amendments to the Articles of Association set forth in the proposed amended Articles of Association attached to the Proxy Statement distributed to the VCLT shareholders as Annex C;

(iii)                                subject to consummation of the transactions contemplated by the Acquisition Agreement, the election of the following nominees to the board of directors of VCLT to serve according to the periods of their class as follows:  Messrs. Ilan Rosen and Joseph Atsmon be appointed to serve until the annual general meeting of VCLT’s shareholders to be held in 2007 and until their respective successors are duly elected and qualified, and Messrs. Joseph Albagli and Robert Wadsworth be appointed to serve until the annual general meeting of VCLT’s shareholders to be held in 2008 and until their respective successors are duly elected and qualified;

(iv)                               subject to consummation of the transactions contemplated by the Acquisition Agreement, approval and authorization of the terms of a consulting agreement between VCLT and Mr. Ilan Rosen, as presented to VCLT’s shareholders;

(v)                                 subject to consummation of the transactions contemplated by the Acquisition Agreement, approval and authorization of the entering by VCLT into indemnification agreements (in forms presented to the shareholders) with each of its continuing and newly appointed directors; and

(vi)                              subject to consummation of the transactions contemplated by the Acquisition Agreement, approval of an increase of the number of ordinary shares underlying VCLT’s 2003 Master Stock Option Plan by 7,500,000 ordinary shares.

(B)                                 Authorization of VCLT’s management to effect such reverse stock split with respect to VCLT’s share capital as may be required in order for such shares to continue being listed on the Nasdaq Capital Market.

Proxy

(C)                                 Approval of the renewal from time to time by VCLT of a directors’ and officers’ liability insurance policy, including as directors and officers of VCLT’s subsidiaries, with the insurer, the aggregate coverage amount under such directors’ and officers’ liability insurance policy and the annual premium to be paid for such coverage to be determined by VCLT’s audit committee and board of directors, which shall determine that the amounts are reasonable under the circumstances, taking into consideration market conditions.

(D)                               Approval of the appointment of Kost Forer Gabbay & Kasierer, a Member Firm of Ernst & Young Global, as the independent public accountants of VCLT for the fiscal year ending December 31, 2005, and authorization of VCLT’s board of directors, subject to the approval of VCLT’s audit committee of the board of directors, to fix the remuneration of such independent public accountants in accordance with the volume and nature of their services.

At the Shareholders Meeting, the attorneys and proxies named above will abstain on the matters specifically set forth below with respect to any Shares owned by the VCLT Shareholder:

(i)                                      subject to consummation of the transactions contemplated by the Acquisition Agreement, approval and authorization of the terms of employment of Mr. Joseph Albagli in his capacity as Chief Executive Officer of VCLT following consummation of the transactions contemplated by the Acquisition Agreement including the grant to Mr. Albagli of options to purchase 1,777,998 ordinary shares of VCLT, all of which have been presented to the shareholders; and

(ii)                                   subject to consummation of the transactions contemplated by the Acquisition Agreement (including the election of Messrs. Ilan Rosen, Robert Wadsworth and Joseph Atsmon as members of VCLT’s board of directors), approval and authorization of the grant to each of Messrs. Ilan Rosen, Elon Ganor, Robert Wadsworth and Joseph Atsmon of options to purchase 200,000 ordinary shares of VCLT and the grant to Michal Even Chen and Yoav Chelouche of options to purchase 160,000 and 140,000, respectively, ordinary shares of VCLT, on terms that were presented to the shareholders.

The VCLT Shareholder may vote the Shares on all other matters not referred to in this Exhibit in its sole and absolute discretion.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the VCLT Shareholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the VCLT Shareholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in

Proxy

the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated:  November 24, 2005

DEUTSCHE TELEKOM AG

/s/ Kevin Copp
Signature
Printed Name: Kevin Copp

/s/ Dr. Joachim Peckert
Signature
Printed Name: Dr. Joachim Peckert

Number of Ordinary Shares of the VCLT owned of record as of the date of this proxy: 2,300,000

Proxy